N E W S R E L E A S E Corporate Headquarters 4350 Congress Street, Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com For Immediate Release – Contacts: Investors: Media: Ramesh Shettigar Eileen L. Beck (717) 225-2746 (717) 225-2793 Glatfelter Announces Resignation of Director Lee C. Stewart CHARLOTTE, North Carolina – September 26, 2023: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced that Mr. Lee C. Stewart has resigned from the Company’s Board of Directors, effective September 25, 2023, citing reasons unrelated to the Company for his departure. The Company noted that this resignation is not related to Glatfelter’s operations, financial reporting or controls, or personal conduct. “On behalf of Glatfelter’s Board of Directors and our management team, we thank Lee for his longstanding service and deep commitment to the Company,” said Mr. Thomas Fahnemann, President and Chief Executive Officer. “We greatly appreciate the leadership and expertise that Lee has provided over the past 22 years through multiple market cycles and the growth of Glatfelter into a global engineered materials business. Lee’s expertise as an investment banker and knowledge of the capital markets has been an important part of shaping the Company’s long-term strategic direction.” Mr. Stewart noted, “It has been an honor to work with my fellow Directors over the years. I have enjoyed my time on the Board, having served most recently as Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. I wish Thomas and his team all the best as they continue to position the Company for improved financial performance in the year ahead.” Ms. Kathleen A. Dahlberg will assume the role of Chair of the Company’s Nominating and Corporate Governance Committee, effectively immediately. Also, she will continue to serve on the Audit Committee. Ms. Dahlberg brings over 23 years of expertise and service to Glatfelter’s Board. About Glatfelter Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high-quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 revenue was $1.5 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with fifteen manufacturing sites located in the United States, Canada, Germany, France, Spain, the United Kingdom, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about the Company may be found at www.glatfelter.com.